Exhibit (e)(27)

Corporate Annual Bonus Plan
EMPLOYEE GUIDE

The Pacira BioSciences, Inc. Corporate Annual Bonus Plan provides eligible employees with the opportunity to earn compensation in addition to their base salaries, based on Company and individual performance.

Corporate Goals – 2026

Corporate goal attainment will be determined by the Compensation Committee of the Board of Directors.

Objective	Weighting
Financial and Commercial ► FOCUS ON GROWTH	60%
Culture & People ► INVEST IN OUR FUTURE	20%
Pipeline & Manufacturing ► OPERATIONAL EXCELLENCE	20%

Goal Weighting

As ONE Pacira, each of us contribute to delivering corporate goals – and that looks different depending on your role. Therefore, the weighting of corporate and individual performance that determines your annual bonus payout will be relative to your role. Corporate performance is weighted more heavily for senior leaders to align with their broader scope of responsibility and opportunity to impact Company performance.

	Corporate Goals	Individual Goals
CEO	100%	–
Executive	75%	25%
Management	50%	50%
Professional	25%	75%
*The Management category above includes Non-Executive roles at the Associate Director level and above.

Sample Bonus Calculation

Each performance goal’s weighting will apply to a portion of the total bonus target amount. Final performance attainments will apply to each portion of the target bonus separately.

Scenario 1: An Employee in a Professional role with a salary of $70,000 and a 5% ($3,500) bonus target. The Individual Performance Factor is 105% and the Corporate Factor is 100%.

	Corporate	Individual	Total
Percentage of bonus aligned to each goal	25%	75%	100%
Amount of bonus aligned to each goal at Target	$875	$2,625	$3,500
Corporate & Individual Performance	100%	105%
Final bonus payout	$875	$2,756	$3,631
Final bonus payout as a Percent of Target			103.7%

Scenario 2: An Employee in a Professional role with a salary of $70,000 and a 5% ($3,500) bonus target. The Individual Performance Factor is 110% and the Corporate Factor is 90%.

	Corporate	Individual	Total
Percentage of bonus aligned to each goal	25%	75%	100%
Amount of bonus aligned to each goal at Target	$875	$2,625	$3,500
Corporate & Individual Performance	90%	110%
Final bonus payout	$788	$2,888	$3,676
Final bonus payout as a Percent of Target			105.0%

*Employees aligned to the Sales Incentive Compensation Plan are not eligible for the Corporate Bonus Program.

*Terms of the Corporate Annual Bonus Plan are subject to change at any time. You may refer to your offer letter or employment documents for additional details.